Exhibit 99.1

NEWS RELEASE

CONTACT:	Richard Rovinelli Chief Administrative Officer/ Director of Human Resources (337) 235-2452
FOR IMMEDIATE RELEASE
PHI PILOT WORK ACTIONS

     LAFAYETTE, LA — September 20, 2006 — PHI, Inc. (“PHI”) (Nasdaq:PHII) (Nasdaq:PHIIK) reported today that the union representing its domestic pilot workforce has called for work stoppage affecting both its Oil & Gas and Air Medical operations. Currently, it is estimated that approximately 25% of the Company’s pilot workforce participated in this action. As a result of these job actions, the Company has implemented its contingency plans to continue safe and normal operations to the greatest extent possible. It is not known at this time the extent to which these actions will continue.
In light of PHI implementing an industry-leading compensation package for its pilots, which is above its main competitors in both the Oil & Gas and Air Medical segments, PHI is extremely disappointed that the union has elected to conduct these job actions at this time.

     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).